Exhibit 99.1

Press Release
For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Bart W. Catalane, Chief Financial Officer
401-457-9510
bart.catalane@lintv.com
LIN TV Corp. Announces First Quarter 2008 Results
Income from Continuing Operations Increased by $2.5 million
PROVIDENCE, RI, May 8, 2008 — LIN TV Corp. (NYSE: TVL) today reported results for the first quarter ended March 31, 2008.
Income from continuing operations for the three months ended March 31, 2008 increased by $2.5 million, to $0.9 million, compared to a loss from continuing operations of $1.6 million in the first quarter of 2007. The growth in income from continuing operations was primarily driven by higher digital and political revenues and lower interest expense due to declining debt balances.
Commenting on the first quarter, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said: “We are very pleased to report that our net revenues grew 1%, despite the industry-wide weakness in local advertising and this included a 100% increase in our digital revenues versus the prior year. We attribute this growth to the successful execution of our digital strategy and new business development efforts, as well as political revenues generated by our leading news stations. In addition, we strengthened our balance sheet by paying-off $22 million of debt during the quarter. Looking ahead, we continue to focus on the fundamentals of our business, including expense management and further maximizing our digital opportunities during a difficult economic environment.”
First Quarter 2008 Compared to First Quarter 2007
Net revenues for the three months ended March 31, 2008 increased 1% to $93.1 million, compared to $91.8 million for the same period in 2007. The increase was primarily due to higher political advertising in this election year of $3.2 million, compared to $0.6 million for the prior year period, and to higher digital revenues. Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased $2.4 million or 100% to $4.9 million, compared to $2.5 million in the same period last year. These increases were partially offset by lower core advertising revenues, which include local and national advertising, but exclude political advertising. LIN TV’s core advertising revenues declined 3% for the first quarter of 2008 due to the TV advertising marketplace decline in LIN TV’s markets.
General operating expenses for the three months ended March 31, 2008 increased 3% to $69.8 million, compared to $67.7 million for the same period in 2007. The increase was primarily due to employee and other operating cost increases.
Operating income for the three months ended March 31, 2008 was $15.6 million, which was flat compared to operating income for the same period in 2007. Net income for the three months ended March 31, 2008 was $1.5 million, compared to net income of $20.7 million for the same period last year. Diluted earnings per share for the three months ended March 31, 2008 were $0.03 compared to $0.42 for the same period in 2007. The decrease in net income and earnings per share from the prior year was primarily due to a $23.1 million or $0.47 per share gain from the sale of the Company’s Puerto Rico operations that occurred in the first quarter of 2007.
Operating Highlights
TV Station Ratings and Revenue
•	According to Nielsen’s February ratings reports, LIN TV’s stations ranked #1 or #2 for weekdays sign-on to sign-off in 82% of its markets. Most of the Company’s CBS, NBC, ABC and FOX stations were once again ranked number one for adults 18-49 and adults 25-54. The Nielsen data also showed that the Company’s stations outperform the national networks in the category of household share by an average of 32%.

•	Local advertising revenues, which exclude political advertising, decreased 3% for the first quarter of 2008 compared to the same period in 2007. The decrease is due to the TV advertising marketplace decline in LIN TV’s markets resulting from general economic pressure now impacting a number of local economies, primarily in the housing, automobile and retail segments. Local advertising revenues represented 65% of total advertising revenues for the first quarter of 2008.

•	National advertising revenues, which exclude political advertising, decreased 3% for the first quarter compared to the same period in 2007. The decrease is also due to the TV advertising marketplace decline in LIN TV’s markets, which has impacted most national advertising categories, particularly automotive spending. National advertising revenues represented 32% of total advertising revenues for the first quarter of 2008.

•	Core local and national advertising revenues combined, which excludes political advertising, decreased 3% for the first quarter compared to the same period in 2007.

•	Advertising categories that decreased for the first quarter of 2008 were automotive, retail, restaurants, services, medical, education and grocery. Advertising categories that increased for the first quarter of 2008 included political, media/telecommunications, insurance/financial services, and health/beauty. The automotive category, which represents 23% of the Company’s core advertising revenues for the first quarter of 2008, decreased 5% compared to the same quarter last year.

•	The Company’s political advertising revenues were $3.2 million for the first quarter of 2008, compared to $0.6 million in the same period last year. Political advertising revenues represented 3% of total advertising revenues for the first quarter of 2008.
Digital and Interactive Initiatives
•	Retransmission consent fees increased 119% in the first quarter of 2008 compared to the same quarter last year. During the first quarter of 2008 the Company reached new retransmission consent agreements for both its analog and high-definition channels with five companies, including Cable One, Inc., Cequel III Programming, LLC (dba Suddenlink Communications) and DISH Network L.L.C. The agreement with DISH Network contains an important marketing and promotional partnership that offers substantial incentives for consumers to switch to DISH if our local stations are removed from a local cable system in any of our 17 markets.

•	Internet advertising and other interactive revenues increased 71% for the first quarter of 2008 compared to the same quarter last year. Total page views for the Company’s web sites were 163.2 million in the first quarter of 2008, compared to 117.8 million in the first quarter of 2007, representing a 39% increase. Unique Visitors for the Company’s web sites were 18.2 million in the first quarter of 2008, compared to 12.8 million in the first quarter of 2007, representing a 42% increase. Time spent on the Company’s web sites increased 100% to an average of nearly 10 minutes per visit and the web sites had more than 10 million video impressions in the first quarter of 2008. According to data released by Hitwise in March 2008, the majority of LIN TV’s web sites are the top television web sites in their local markets and many are also the top local media sites. The Company attributes this continued traffic growth and increased time spent on its web sites to new initiatives, partnerships and web products that offer users continuous breaking news and rich-media content from its market-leading news and entertainment focused TV stations.

•	LIN TV launched unique new political web sites in each of its 17 markets ahead of Super Tuesday’s elections held on February 5, 2008. LIN Interactive’s politics.tv web sites were designed to be community hubs and the primary resources for political news and in-depth coverage of local, regional, and national political races and to provide viewers with the most complete, non-partisan coverage of politics in their local markets. LIN TV owns all of the politics.tv domain names in each of the 50 states as well as the top DMA’s. LIN TV’s politics.tv websites have produced over 1 million page views since they were launched.
Key Balance Sheet and Cash Flow Items
Total debt outstanding on March 31, 2008 was $812.2 million. Cash and cash equivalent balances at March 31, 2008 were $41.9 million. The Company repaid $22.1 million of its term loan balances from excess cash during the quarter ended March 31, 2008. The Company’s revolving credit facility balance remained at zero as of March 31, 2008 and $275.0 million was available for borrowing under that facility. Consolidated leverage, as defined in the Company’s credit agreement, was approximately 6.3x as of March 31, 2008 compared to 6.5x as of December 31, 2007. Other components of cash flow for the first quarter of 2008 were cash capital expenditures of $1.7 million and cash payments for programming of $7.0 million.
2.5% Exchangeable Senior Subordinated Debentures Purchase Notice and Draw-Down of Revolving Credit Facility to Fund Purchases
On April 14, 2008, the Company provided notice to holders of its 2.5% Exchangeable Senior Subordinated Debentures (“the debentures”) through Bank of New York (“the trustee”) and Depository Trust Company (“DTC”), that these holders have the right to require the Company to purchase their debentures at 100% of the principal amount, if the holders’ written purchase notice(s) are tendered to the trustee by close on business May 15, 2008.
On May 16, 2008, the Company is required to fund the purchase of the total amount of debentures tendered. In preparation for the funding, on May 7, 2008 the Company borrowed $115.0 million of its $275.0 million available revolving credit facility and will use these proceeds, along with operating cash balances, to fund the debenture purchases. There will be no impact on the Company’s consolidated leverage as a result of the borrowings under the revolving credit facility, which bear interest at LIBOR plus 1.375%. The Company expects to use its cash flow generated from operations to continue to pay-down its term loans and revolving credit balance under its credit facility.
Business Outlook
The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of Banks Broadcasting, Inc. and the Puerto Rico operations as discontinued operations for all periods presented. The Company has provided historical quarterly financial information for its continuing operations on its web site. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases” and “Supplemental Financial Data”.
Based on current sales order pacings, which reflect the challenging economic environment and market decline for both local and national advertising spending, the Company currently expects that second quarter 2008 net revenues will increase in the range of 1% to 3% (or $1.4 million to $3.4 million), compared to reported net revenues of $101.8 million for the second quarter of 2007. All of this expected increase is attributable to projected political and digital revenue growth.
The Company also expects that its station direct operating and SG&A expenses will increase in the range of 1.0% to 2.0% (or $0.4 million to $1.4 million) for the second quarter of 2008 compared to reported expenses of $57.8 million for the second quarter of 2007. The Company’s current outlook for revenues, expenses and cash flow items for the second quarter and full year 2008 are anticipated to be in the following ranges:

	Second Quarter 2008	Full Year 2008
Net advertising revenues	$93.8 to $94.8 million
Net digital revenues	$5.9 to $6.4 million
Network compensation	$0.9 to $1.0 million
Other revenue	$0.8 to $1.0 million
Barter revenue	$1.8 to $2.0 million
Total net revenues	$103.2 to $105.2 million
Direct operating and SG&A expenses(1)	$58.2 to $59.2 million	$234.0 to $238.0 million
Station non-cash stock-based compensation expense	$0.3 to $0.5 million	$1.2 to $2.0 million
Amortization of program rights	$5.4 to $5.8 million	$24.0 to $26.0 million
Cash payments for programming	$6.2 to $6.6 million	$27.0 to $29.0 million
Corporate expense(1)	$6.8 to $7.8 million	$23.0 to $25.0 million

	Second Quarter 2008	Full Year 2008
Corporate non-cash stock-based compensation expense	$1.2 to $1.4 million	$4.3 to $5.3 million
Depreciation and amortization of intangibles	$8.1 to $9.1 million	$30.8 to $34.8 million
Cash capital expenditures	$8.0 to $10.0 million	$27.0 to $29.0 million
Cash interest expense	$12.1 to $12.6 million	$47.0 to $49.0 million
Principal Amortization	$5.5 million	$22.0 million
Cash taxes	$0.7 to $0.9 million	$2.0 to $3.0 million
Effective tax rate	38.0% to 44.0%	38.0% to 44.0%
Distributions from equity investments	$2.7 to $2.9 million	$5.5 to $6.5 million

(1)	Includes non-cash stock-based compensation expense.
LIN TV advises that all of the information and factors set forth above are subject to risk (see the “Forward Looking Statements” heading below) and could therefore individually or collectively cause actual results to differ materially from those projected above.
Conference Call
LIN TV will hold a conference call to discuss its first quarter results today, Thursday, May 8, 2008, at 8:30 AM Eastern Time. To participate in the call, please call 1-888-596-2611 (U.S. callers) or 1-913-312-1448 (international callers) at least 10 minutes prior to the scheduled start of the call and use the passcode 4088575. The conference call will also be webcast simultaneously from LIN TV Corp.’s web site, www.lintv.com, and can be accessed there through a link on the home page (under the “Latest News” section).
For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same passcode as above. The telephone replay will be available through May 22, 2008.
Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. Non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site. In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.
About LIN TV
LIN TV Corp., along with its subsidiaries (“LIN TV” or “the Company”), is a local television and digital media company, owning and/or operating 29 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 11.5 million households per week. LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local web sites. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the Company is available at www.lintv.com.
Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about our future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in government regulation; competition; seasonality; restrictions on our operations as a result of our indebtedness; effects of complying with accounting standards; effects of our control relationships, including the control of HM Capital Partners LLC and its affiliates and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange

Commission (which are available on the Company’s web site, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference. LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
— financial tables follow —

LIN TV Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2008	2007
	(in thousands, except per share data)
Net revenues	$93,064	$91,804

Operating costs and expenses:
Direct operating	30,066	28,947
Selling, general and administrative	28,575	27,850
Amortization of program rights	6,176	6,006
Corporate	5,030	4,902

General operating expenses	69,847	67,705

Depreciation, amortization, restructuring benefit, gains and losses:
Depreciation	7,449	8,025
Amortization of intangible assets	93	623
Restructuring benefit	—	(97)
Loss (gain) from asset dispositions	101	(9)

Operating income	15,574	15,557

Other expense (income):
Interest expense, net	14,391	17,972
Share of (income) expense in equity investments	(451)	285
Gain on derivative instruments	(375)	(30)
Loss on extinguishment of debt	100	551
Other, net	449	(213)

Total other expense, net	14,114	18,565

Income (loss) from continuing operations before provision for (benefit from) income taxes	1,460	(3,008)
Provision for (benefit from) income taxes	585	(1,423)

Income (loss) from continuing operations	875	(1,585)

Discontinued operations:
Income (loss) from discontinued operations, net of provision (benefit) for income taxes of $61 and $(578) for the three months ended ended March 31, 2008 and 2007, respectively	588	(769)

Gain from the sale of discontinued operations, net of benefit from income taxes of $2,264, for the three months ended March 31, 2007	—	23,086

Net income	$1,463	$20,732

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.03)
Income (loss) from discontinued operations, net of tax	0.01	(0.02)
Gain from the sale of discontinued operations, net of tax	—	0.47

Net income	$0.03	$0.42

Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share	50,597	50,255

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.03)
Income (loss) from discontinued operations, net of tax	0.01	(0.02)
Gain from the sale of discontinued operations, net of tax	—	0.47

Net income	$0.03	$0.42

Weighted — average number of common shares outstanding used in calculating diluted income (loss) per common share	51,613	50,255

LIN TV Corp.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2008	2007
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$41,895	$40,031
Accounts receivable, less allowance for doubtful accounts (2008 - $1,475; 2007 - $1,640)	78,763	89,081
Program rights	4,083	4,360
Assets held for sale	276	289
Other current assets	4,685	3,077

Total current assets	129,702	136,838
Property and equipment, net	186,218	191,250
Deferred financing costs	13,709	14,406
Equity investments	54,912	55,480
Program rights	5,884	6,776
Goodwill	535,418	535,418
Broadcast licenses and other intangible assets, net	1,021,197	1,021,290
Assets held for sale	8,659	9,180
Other assets	9,021	11,330

Total assets	$1,964,720	$1,981,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$21,900	$24,300
Accounts payable	3,912	11,415
Accrued compensation	6,958	6,754
Accrued interest expense	14,983	5,018
Accrued contract costs	6,398	6,934
Other accrued expenses	16,172	13,573
Program obligations	11,651	11,944
Liabilities held for sale	623	549

Total current liabilities	82,597	80,487
Long-term debt, excluding current portion	790,330	808,476
Deferred income taxes, net	373,843	374,548
Program obligations	9,879	11,551
Liabilities held for sale	119	198
Other liabilities	40,154	41,564

Total liabilities	1,296,922	1,316,824

Preferred stock of Banks Broadcasting, Inc., $0.01 par value, 173,822 shares issued and outstanding at March 31, 2008 and December 31, 2007	9,709	9,046

Stockholders’ equity:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, 29,196,810 shares at March 31, 2008 and 29,130,173 shares at December 31, 2007, respectively, issued and outstanding	292	292
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares at March 31, 2008 and December 31, 2007, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares at March 31, 2008 and December 31, 2007, respectively, issued and outstanding; convertible into an equal number of shares of Class A common stock	—	—
Treasury stock, 1,806,428 shares of Class A common stock at March 31, 2008 and December 31, 2007, at cost	(18,005)	(18,005)
Additional paid-in capital	1,098,452	1,096,455
Accumulated deficit	(407,263)	(408,726)
Accumulated other comprehensive loss	(15,622)	(14,153)

Total stockholders’ equity	658,089	656,098

Total liabilities, preferred stock and stockholders’ equity	$1,964,720	$1,981,968

LIN TV Corp.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2008	2007
	(in thousands)
OPERATING ACTIVITIES:
Net income	$1,463	$20,732
(Income) loss from discontinued operations	(588)	769
Gain from sale of discontinued operations	—	(23,086)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	7,449	8,025
Amortization of intangible assets	93	623
Amortization of financing costs and note discounts	2,126	2,170
Amortization of program rights	6,176	6,006
Program payments	(7,005)	(6,937)
Loss on extinguishment of debt	100	551
Gain on derivative instruments	(375)	(30)
Share of (income) loss in equity investments	(451)	285
Deferred income taxes, net	(744)	2,470
Stock-based compensation	1,413	1,406
Loss (gain) from asset dispositions	101	(9)
Other, net	(836)	(77)
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	10,483	9,637
Other assets	1,201	(21)
Accounts payable	(7,503)	(184)
Accrued interest expense	9,965	10,129
Other accrued expenses	42	(10,698)

Net cash provided by operating activities, continuing operations	23,110	21,761
Net cash used in operating activities, discontinued operations	(701)	(13,486)

Net cash provided by operating activities	22,409	8,275

INVESTING ACTIVITIES:
Capital expenditures	(1,665)	(1,972)
Distributions from equity investments	1,019	1,106
Payments for business combinations	—	(52,250)
Other investments	(97)	(250)

Net cash used in investing activities, continuing operations	(743)	(53,366)
Net cash provided by investing activities, discontinued operations	1,817	129,479

Net cash provided by investing activities	1,074	76,113

FINANCING ACTIVITIES:
Net proceeds on exercises of employee stock options and phantom stock units and employee stock purchase plan issuances	456	194
Proceeds from borrowings on long-term debt	—	60,000
Principal payments on long-term debt	(22,075)	(130,000)

Net cash used in financing activities, continuing operations	(21,619)	(69,806)

Net cash used in financing activities	(21,619)	(69,806)

Net increase in cash and cash equivalents	1,864	14,582
Cash and cash equivalents at the beginning of the period	40,031	12,329

Cash and cash equivalents at the end of the period	$41,895	$26,911

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